Agere Officer Severance Policy (Last revised October 2002)

Eligibility

•	Agere Officer status
•	Triggered by (a) Company initiated termination, other than for “Cause” as defined on page 2, or (b) as described under “Change in Control Provisions” on page 2
•	Contingent upon signing the standard, Agere Release Agreement (including non-compete, non-solicitation provisions)
•	All payments and benefits listed below will be offset by any individually negotiated or legally required arrangement

Leave of Absence Payment

•	24 months of base salary and target bonus
•	Base salary will be paid monthly. Target bonus will be paid annually in December. Both payments are benefits bearing.

Equity

Stock Options
•	Options continue vesting as scheduled during the 24 month period.
•	At end of the 24 month period, your employment will end and options will follow normal termination provisions:
-	Pension eligible - Keep vested remainder of term; unvested options cancel
-	Not Pension eligible - 90 days to exercise vested; unvested options cancel

Restricted Stock
•	Restricted stock continues vesting as scheduled during the 24 month period.

ESPP
•	Your participation will continue through payroll deductions.

Retirement Benefits

Service Pension
Retirement eligible: Your severance pay will count towards your pension. Pension payments begin after termination of this arrangement.

Not retirement eligible: Deferred vested employees can elect to begin payment at the termination of this arrangement. The severance period can be used to accrue service/age toward achieving pension eligibility.

Cash Balance Pension
•	Severance pay will count towards the cash balance plan. The cash balance is payable at the end of the 24 month period or later at employee election.

401(k)
•	Payroll deductions continue

Health and Welfare Benefits

•	Medical, Dental, Disability, Life Insurance, Car Allowance, Financial Counseling benefits continue the same as actively employed Officers.
•	Company credit cards, home office equipment, voice mail and e-mail will be cancelled at the beginning of the 24 month period.

Termination Provisions

•	In the event you need to terminate this arrangement during the 24 month leave period for any reason (including conflict with another employer), the Company may approve the payment of the remaining amount of base salary and target bonus in a lump sum. The normal “voluntary” termination provisions for the stock and benefit plans will apply.

Officer Severance Policy

Change in Control Provisions

•	If a Change in Control (as defined in the 2001 Long Term Incentive Plan or its successor plan as in effect immediately before the Change in Control) shall occur, this policy will remain in effect and

(a)	you will also be entitled to the benefits of this policy if you terminate your employment within three months of an event constituting Good Reason. Good Reason is defined as follows:

(i)	the assignment to you by the Board of Directors or another representative of the Company of duties which represent a material decrease in responsibility and are materially inconsistent with the duties associated with your position, any reduction in your job title, or a material negative change in the level of Officer to whom you report, or

(ii)	a material negative change in the terms and conditions of your employment, including a reduction by the Company of your annual base salary or a material decrease in your target opportunity for a Short Term Incentive Award.

; and

(b)	Notwithstanding anything to the contrary in this policy, in the event that you become subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986 (or any similar tax that may hereafter be imposed), the Company will pay you, at each time you become subject to an Excise Tax or additional Excise Tax, an amount in addition to any amount or benefit you receive or are deemed to have received that results in Excise Tax, such that the net amount retained or deemed received by you, after deduction of any Excise Tax on such amount or benefit and any federal, state and local income tax and Excise Tax upon the payment of any additional amount provided for by this paragraph, shall be equal to the amount of such payment or benefit. This paragraph applies to any payment or benefit you may receive or be deemed to have received from the Company that subjects you to Excise Tax, even if that payment or benefit is not provided for by this policy.

“Cause” is defined as:

(i)	violation of Agere’s code of conduct;
(ii)	conviction of (including a plea of guilty or nolo contendere) of a felony or any crime of theft, dishonesty or moral turpitude, or
(iii)	gross omission or gross dereliction of any statutory or common law duty of loyalty to Agere.